EXHIBIT 23.1


                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors
Viseon, Inc.:

We consent to incorporation by reference in Pre Effective Amendment No. 1 to the registration statement on Form S-2 of Viseon, Inc. (formerly RSI Systems, Inc.) of our report dated August 12, 1999, except as to notes 3 and 5 which are as of September 3, 1999, and note 7(b) which is as of September 7, 1999, relating to the balance sheet of RSI Systems, Inc. as of June 30, 1999 and the related statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended June 30, 1999, which report appears in the June 30, 2000 annual report on Form 10-KSB of RSI Systems, Inc.


                                           /s/ KPMG LLP



Minneapolis, Minnesota
July 25, 2001